Exhibit 10.384

THE CHARLES SCHWAB CORPORATION
2013 STOCK INCENTIVE PLAN
NOTICE OF NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION RESTRICTED STOCK UNIT GRANT

You have been granted Restricted Stock Units. A Restricted Stock Unit represents the right to receive, subject to certain conditions, a share of common stock (“Shares”) of The Charles Schwab Corporation (“Schwab”), under The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Plan”). Your Restricted Stock Units are granted subject to the following terms:

Name of Recipient:
Total Number of Restricted Stock Units Granted:
Grant Date:
Vesting Schedule:	These Restricted Stock Units are fully vested and non-forfeitable at all times.

Restricted Stock Units are an unfunded and unsecured obligation of Schwab. Restricted Stock Units will be paid in Shares as provided in the Restricted Stock Unit Agreement.

You and Schwab agree that these units are granted under and governed by the terms and conditions of the Plan, The Charles Schwab Corporation Directors' Deferred Compensation Plan II and the Restricted Stock Unit Agreement, which are made a part of this notice. Please review the Restricted Stock Unit Agreement carefully, as it explains the terms and conditions of these units. You agree that Schwab may deliver electronically all documents relating to the Plan or these units (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. By accepting this grant, you agree to all of the terms and conditions described above, in the Deferred Compensation Restricted Stock Unit Agreement and in the Plan.

THE CHARLES SCHWAB CORPORATION
2013 STOCK INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION RESTRICTED STOCK UNIT AGREEMENT

Vesting
These restricted stock units have been issued under The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Plan”) pursuant to your deferral election under The Charles Schwab Corporation Directors’ Deferred Compensation Plan II (the "Deferred Compensation Plan") and are fully vested and non-forfeitable at all times.

Nature of Units
Your units are mere bookkeeping entries. They represent only The Charles Schwab Corporation’s (“Schwab’s”) unfunded and unsecured promise to issue shares of Schwab common stock (“Shares”) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of Schwab.

Voting Rights and Dividend Equivalent Rights
Your units carry no voting or dividend rights. If Schwab pays cash dividends on Shares, any dividend equivalents paid on Restricted Stock Units shall be credited to you as additional Restricted Stock Units. Otherwise, you have no rights as a Schwab stockholder until your units are settled by issuing Shares.

Settlement of Units	Your units will be settled in accordance with the terms of the Deferred Compensation Plan. At the time of settlement, you will receive one Share for each unit.
Other Terms and Conditions	Your units will be governed by all of the applicable terms and conditions of the Deferred Compensation Plan, which are made part of this Restricted Stock Unit Agreement (“Agreement”).
Restrictions on Restricted Stock Units
You may not sell, transfer, pledge or otherwise dispose of any Restricted Stock Units. Schwab will deliver Shares to you in accordance with the terms of the Deferred Compensation Plan.
Schwab may, in its sole discretion, allow you to transfer these Restricted Stock Units under a domestic relations order in settlement of marital or domestic property rights.
In order to transfer these Restricted Stock Units, you and the transferee(s) must follow the procedures prescribed by Schwab, and the transferee must follow the terms of this Agreement.

Delivery of Shares After	In the event that Shares are distributable upon your death, the Shares will be delivered to your beneficiary or

Death
beneficiaries. You may designate one or more beneficiaries by filing a beneficiary designation form with Schwab. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your Shares will be delivered to your estate.

Restrictions on Resale
You agree not to sell any shares at a time when applicable laws, Schwab policies, or an agreement between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Plan Administration
The Plan administrator has discretionary authority to make all determinations related to this grant and to construe the terms of the Plan, the Notice of Non-Employee Director Deferred Compensation Restricted Stock Unit Grant and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Shares, the number of your units will be adjusted accordingly, as Schwab may determine pursuant to the Plan.
The Plan and Other Agreements
The text of the Plan and the Deferred Compensation Plan (the "Plans") are incorporated in this Agreement by reference. This Agreement and the Plans constitute the entire understanding between you and Schwab regarding these units. Any prior agreements, commitments or negotiations concerning these units are superseded. This Agreement may be amended only by another written agreement, signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plans, the terms of the Plans will control.

BY ACCEPTING THIS GRANT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS
DESCRIBED ABOVE AND IN THE PLANS.

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